Exhibit 10.10

June 10, 2020

Agnes Rey-Giraud

7507 Washington Avenue

University City, MO 63130

RE: Board Service Continuation Letter Agreement

Dear Agnes:

As you know, your term as a director on the board of directors (the “Board”) of GoodRx Holdings, Inc., a Delaware corporation (“GoodRx”) will expire in August. GoodRx is delighted to invite you to continue serving in such position and will recommend to the Board and the company’s stockholders to elect you for another term commencing on August 11, 2020.

This letter summarizes your service and compensation as an outside Board member for such new term. To that effect, you acknowledge that you were paid in full any amounts due to you for your current service on the Board and that you were issued all equity promised to you related thereof. For the avoidance of doubt, this letter does not affect your service as a manager on the board of managers of GoodRx Intermediate Holdings, LLC (“Intermediate”), a wholly-owned subsidiary of GoodRx, which service has been continuous since appointment thereon. You acknowledge and agree that you will not be entitled to any further compensation for serving on the Board of GoodRx or board of managers of Intermediate beyond what is described herein.

While independent directors ultimately serve at the pleasure of stockholders, we would anticipate your service having a one-year term before coming due for re-election.

Your compensation as a director includes cash compensation and an equity grant. The specifics associated with each compensation component are as follows:

Cash compensation

As a Board member, you will receive $30,000 in annual compensation which is to be paid quarterly and pro-rated as necessary for a partial quarter of service. Further, you will be reimbursed for usual and customary travel expenses associated with your Board activity in a manner consistent with GoodRx’s policies.

Equity grant

It will be recommended to the Board that you be issued a non-statutory option to purchase 30,000 shares of Common Stock of GoodRx under the Fourth Amended and Restated 2015 Equity Incentive Plan of GoodRx Holdings, Inc. (the “Option Plan”). The amount of shares will be determined in the sole discretion of the Board. Your option shares will vest over time as you provide services to GoodRx. The vesting schedule shall be over a one-year period, with the shares vesting at the rate of 1/12th of the total shares per month over twelve months from August 11, 2020, subject to your continuous provision of services to GoodRx. The exercise price of the option shares will be at least the fair market value of the Common Stock of GoodRx per share on the date of grant by the Board. The option will be evidenced by the standard Stock Option Agreement of GoodRx and will be subject to the terms and conditions of the Option Plan.

As a kind reminder, the Proprietary Information and Invention Assignment Agreement and the Indemnification Agreement you previously signed will continue to govern your service as a director on the Board under the new term.

We look forward to continuing working with you to make GoodRx a commercial and financial success.

Sincerely,

/s/ Trevor Bezdek
Trevor Bezdek
Co-Chief Executive Officer

Agreed & Accepted:

By:	/s/ Agnes Rey-Giraud
Name:	Agnes Rey-Giraud
Date:	6/10/2020